004 Putnam Income Fund
10/31/14 Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  38,938
Class B	  1,256
Class C	  5,319
Class M   5,407

72DD2 (000s omitted)

Class R   544
Class R5  144
Class R6  1,228
Class Y	  10,978


73A1

Class A   0.333
Class B	  0.276
Class C	  0.280
Class M   0.317

73A2

Class R   0.320
Class R5  0.356
Class R6  0.357
Class Y	  0.351

74U1 (000s omitted)

Class A	  138,293
Class B	  4,469
Class C	  25,136
Class M   17,054

74U2 (000s omitted)

Class R   2,948
Class R5  365
Class R6  6,623
Class Y	  62,773

74V1

Class A	  7.26
Class B	  7.19
Class C	  7.21
Class M   7.10

74V2

Class R   7.21
Class R5  7.35
Class R6  7.36
Class Y	  7.36



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.